Exhibit 99.3

Capital Stage AG

Hamburg

Ad hoc announcement according to Article 17 of the Regulation (EU) No 596/2014 of the European Parliament and the Council of 16 April 2014 on market abuse (market abuse regulation)

THE INFORMATION CONTAINED IN THIS DOCUMENT IS NOT FOR PUBLICATION OR DISTRIBUTION, EITHER IN WHOLE OR IN PART, TO, FROM OR WITHIN WHERE SUCH PUBLICATION OR DISTRIBUTION WOULD BE IN VIOLATION OF THE RELEVANT LAWS OF THE RESPECTIVE COUNTRY.

Hamburg, 14 September 2016 – Capital Stage AG, in connection with the voluntary public Takeover Offer by Capital Stage AG for CHORUS Clean Energy AG, announces that the minimum acceptance rate of 50 % and one share has been exceeded and the respective closing condition will be fulfilled at the end of the acceptance period.

Capital Stage is planning to publish the final acceptance rate on 21 September 2016.

Hamburg, 14 September 2016

Capital Stage AG

The Management Board

Important information

This announcement is neither an offer to exchange nor a solicitation of an offer to exchange CHORUS Clean Energy AG shares, but rather contains a mandatory statement according to the WpÜG in relations to a public takeover offer. Moreover, this announcement is neither an offer to purchase nor a solicitation to purchase Capital Stage AG shares. The terms and further provisions regarding the Takeover Offer are disclosed in the Offer Document approved by the German Federal Financial Supervisory Authority. Investors and holders of CHORUS Clean Energy AG shares are strongly recommended to read the Offer Document and all announcements in connection with the public takeover offer as they contain or will contain important information.

The takeover offer will be conducted exclusively on the basis of the laws of the Federal Republic of Germany, in particular, the German Securities and Takeover Act and the regulation on the Content of the Offer Document, Consideration for Takeover Offers and Mandatory Offers and the Release from the Obligation to Publish and Issue an Offer (the "WpÜGAngebV").

The Exchange Offer is made in the USA on the basis of an exception to the rules for takeover offers in accordance with rule 14d-1(c) of the US Securities Exchange Act of 1934, as amended, (the “Securities Exchange Act”) and the offer and the issue of the shares of the Bidder offered here (as defined in item 3 of the Offer Document) is made on the basis of an exception to the US registration rules pursuant to rule 802 of the US Securities Act of 1933, as amended (the “Securities Act”). The Exchange Offer is otherwise made under the applicable German provisions. The Exchange Offer is made for the securities of a German company. The Exchange Offer is therefore subject to disclosure and other procedural provisions – for instance in relation to withdrawal rights, the offer timetable, settlement provisions and the date on which the consideration is rendered – that may differ from the disclosure and procedural rules used in US exchange offers. Financial statements included in the Offer Document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of US companies. It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Capital Stage AG and CHORUS Clean Energy are located in Germany, and some or all of their officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the US securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a US court's judgment. Capital Stage AG may purchase securities otherwise than under the Exchange Offer.

Subject to item 1.2 of the offer document, the publication, mailing, dissemination or distribution of the offer document and other documents associated with the Takeover Offer outside the Federal Republic is prohibited for third parties.

The information in this release may contain forward-looking statements that are subject to various risks and uncertainties. Such forward-looking statements are based on current forecasts, expectations and estimates of Capital Stage AG`s Executive Board at the time of their publication. Such statements constitute neither promises nor guarantees and are subject to various known and unknown risks and uncertainties, some of which are beyond Capital Stage AG`s influence. These risks and uncertainties may lead to actual results differing materially from statements that are mentioned herein. Capital Stage AG accepts no obligation to update or adjust the forward-looking statements contained in this release to reflect events or circumstances after the date of this release.

This document is published in German and as an English translation. In the event of any conflict or inconsistency between the English and the German versions, the German version shall prevail.

Contact

Capital Stage AG

Till Gießmann

Leiter Investor & Public Relations

Tel.: + 49 (0)40 37 85 62-242

Fax: + 49 (0)40 37 85 62-129

E-Mail: till.giessmann@capitalstage.com